As filed with the Securities and Exchange Commission on June 29, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lifevantage Corporation
(Exact name of registrant as specified in its charter)

Colorado (State of Incorporation)	90-0224471 (I.R.S. Employer Identification No.)

6400 South Fiddler’s Green Circle
Suite 1970
Greenwood Village, Colorado 80111
(720) 488-1711

(Address of principal executive offices)

Lifevantage Corporation 2007 Long-Term Incentive Plan

(Full title of the plan)
James J. Krejci
Chief Executive Officer
Lifevantage Corporation
6400 South Fiddler’s Green Circle
Suite 1970
Greenwood Village, Colorado 80111
(720) 488-1711

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jonathan Taylor, Esq.
Kendall, Koenig & Oelsner PC
999 Eighteenth Street
Suite 1825
Denver, Colorado 80202
(303) 672-0104

CALCULATION OF REGISTRATION FEE

Title of		Proposed Maximum	Proposed	Amount of
Securities to be	Amount to be	Offering Price Per	Maximum Aggregate	Registration Fee
Registered	Registered (1)	Share (2)	Offering Price (2)	(3)
Common Stock, par value $.001 per share	6,000,000 shares	$.20	$1,200,000	$36.84

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. This Registration Statement shall also cover any additional shares of common stock that become issuable under the 2007 Long-Term Incentive Plan set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding common stock.

(2)	The price of $.20 per share and the aggregate offering price are based on the average of the high and low prices of Registrant’s common stock on June 28, 2007 as reported on the OTC Bulletin Board.

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

INTRODUCTION
          This Registration Statement on Form S-8 is filed by Lifevantage Corporation, a Colorado corporation (the “Company”), and relates to 6,000,000 shares of the Company’s Common Stock issuable pursuant to the Company’s 2007 Long-Term Incentive Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
          The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.
Item 2. Registrant Information and Employee Plan Annual Information.
          The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such document is not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
          The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:
          (a) The Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2006;
          (b) The Company’s Current Report on Form 8-K filed with the Commission on July 20, 2006;
          (c) The Company’s Current Report on Form 8-K filed with the Commission on August 23, 2006;
          (d) The Company’s Current Report on Form 8-K filed with the Commission on September 7, 2006;
          (e) The Company’s Current Report on Form 8-K filed with the Commission on October 2, 2006;
          (f) The Company’s Current Report on Form 8-K filed with the Commission on October 6, 2006;
          (g) The Company’s Current Report on Form 8-K filed with the Commission on November 13, 2006;
          (h) The Company’s Current Report on Form 8-K filed with the Commission on November 13, 2006;
          (i) The Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006;
          (j) The Company’s Current Report on Form 8-K filed with the Commission on November 21, 2006;
          (k) The Company’s Annual Report on Form 10-KSB/A for the fiscal year ended June 30, 2006;
          (l) The Company’s Current Report on Form 8-K filed with the Commission on December 6, 2006;
          (m) The Company’s Current Report on Form 8-K filed with the Commission on December 15, 2006;

          (n) The Company’s Current Report on Form 8-K filed with the Commission on December 27, 2006;
          (o) The Company’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2006;
          (p) The Company’s Current Report on Form 8-K filed with the Commission on January 16, 2007;
          (q) The Company’s Current Report on Form 8-K filed with the Commission on February 13, 2007;
          (r) The Company’s Current Report on Form 8-K filed with the Commission on February 22, 2007;
          (s) The Company’s Quarterly Report on Form 10-QSB filed with the Commission on May 14, 2007;
          (t) The Company’s Current Report on Form 8-K filed with the Commission on May 14, 2007;
          (u) The Company’s Current Report on Form 8-K filed with the Commission on June 15, 2007; and
          (v) The description of the Company’s Common Stock contained in a registration statement on Form 8-A filed on April 28, 2000 under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.
          All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.
Item 4. Description of Securities
          Not Applicable.
Item 5. Named Experts and Counsel
          Not Applicable.
Item 6. Indemnification of Directors and Officers
          The Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) include a provision that eliminates, to the fullest extent permitted by Colorado law, the personal liability of its directors to the Company and its shareholders for monetary damages for breach of the directors’ fiduciary duties. This limitation has no effect on a director’s liability for:
     (i) any breach of the director’s duty of loyalty to the Company or to its shareholders;
     (ii) acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     (iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or
     (iv) any transaction from which the director directly or indirectly derived any improper personal benefit.
          Further, the indemnification rights of directors will not affect the availability of injunctions and other equitable remedies available to the Company’s shareholders for any violation of a director’s fiduciary duty to the Company or its shareholders. The Articles of Incorporation further authorize the Company to indemnify its officers, employees, fiduciaries or agents to the same extent as a director.
          The Company’s Amended and Restated Bylaws (the “Bylaws”) also provide for the indemnification of directors and officers. They permit the Company to enter into indemnity agreements with individual directors, officers, employees, and other agents. These agreements, together with the Bylaws and Articles of Incorporation, may require the Company, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain and maintain directors’ and officers’ insurance if available on reasonable terms. The Company may also indemnify an officer, employee, fiduciary or agent who is not a director to a greater extent than is provided in the Bylaws, so long as it is not inconsistent with public policy and it is provided for by general or specific action of its board of directors or shareholders by contract.
          On February 21, 2005, the Company entered into a Secured Indemnification Agreement with William J. Driscoll, the Company’s former President and Chief Executive Officer, and his wife Rosemary Driscoll. Mr. and Mrs. Driscoll have agreed to indemnify the Company and its subsidiary against certain obligations that Mr. Driscoll may have incurred. Various persons alleged that Mr. Driscoll may have promised to convey to them shares of stock of either the Company or its subsidiary, Lifeline Nutraceuticals Corporation (“LNC”). Mr. Driscoll has resolved these claims personally, but the risk exists that these individuals may involve the Company or its subsidiary in any attempt to resolve these issues in or outside of court. As a result, Mr. Driscoll, joined by his wife, agreed to indemnify and hold the Company and LNC harmless from any such claims.
Item 7. Exemption from Registration Claimed
          Not Applicable.
Item 8. Exhibits

Exhibit
Number	Description

3.1	Amended and Restated Articles of Incorporation (1)

3.2	Amended and Restated Bylaws (2)

4.1	Specimen Stock Certificate

4.2	2007 Long-Term Incentive Plan (3)

5.1	Opinion of Kendall, Koenig & Oelsner PC

23.1	Consent of Gordon, Hughes & Banks, LLC

23.2	Consent of Kendall, Koenig & Oelsner PC is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney is contained on the signature pages

(1)	Incorporated herein by reference to Appendix C to the Definitive Proxy on Schedule 14A (File No. 000- 30489) filed on October 20, 2006.

(2)	Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K (File No. 000-30489) filed on June 15, 2007.

(3)	Incorporated herein by reference to Appendix B to the Definitive Proxy on Schedule 14A (File No. 000- 30489) filed on October 20, 2006.

Item 9. Undertakings
1.	The undersigned registrant hereby undertakes:
          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by section 10(a)(3) of the Securities Act.
               (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
               (iii) To include any additional or changed material information on the plan of distribution.
          Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.
          (b) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado on June 29, 2007.

Lifevantage Corporation
By:	/s/ James J. Krejci
James J. Krejci, Chief Executive Officer
(Principal Executive Officer)

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James J. Krejci James J. Krejci	Chief Executive Officer and Vice Chairman (Principal Executive Officer)	June 25, 2007

/s/ Bradford K. Amman Bradford K. Amman	Director of Finance, Secretary and Treasurer (Principal Financial Officer)	June 25, 2007

/s/ John B. Van Heuvelen John B. Van Heuvelen	Chairman	June 27, 2007

/s/ Dr. James Crapo Dr. James Crapo	Director	June 28, 2007

/s/ Dr. Joe M. McCord Dr. Joe McCord	Director	June 25, 2007

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Amended and Restated Articles of Incorporation (1)

3.2	Amended and Restated Bylaws (2)

4.1	Specimen Stock Certificate

4.2	2007 Long-Term Incentive Plan (3)

5.1	Opinion of Kendall, Koenig & Oelsner PC

23.1	Consent of Gordon, Hughes & Banks, LLC

23.2	Consent of Kendall, Koenig & Oelsner PC is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney is contained on the signature pages

(1)	Incorporated herein by reference to Appendix C to the Definitive Proxy on Schedule 14A (File No. 000- 30489) filed on October 20, 2006.

(2)	Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K (File No. 000-30489) filed on June 15, 2007.

(3)	Incorporated herein by reference to Appendix B to the Definitive Proxy on Schedule 14A (File No. 000- 30489) filed on October 20, 2006.